													Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Successor				Predecessor
	12 Months Ended June 30,		Period from February 6, 2009 through December 31,		Period from January 1, 2009 through February 5,		Years Ended December 31,
	2010		2009		2009		2008		2007		2006		2005
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$106,277		$256,056		$21,753		$214,835		$257,258		$259,710		$232,323
AFUDC - equity	(7,050)		(4,108)		(69)		(2,627)		(1,351)		(7,978)		(3,800)
AFUDC - debt	(11,222)		(8,864)		(350)		(8,610)		(12,614)		(15,874)		(9,493)
Total	$88,005		$243,084		$21,334		$203,598		$243,293		$235,858		$219,030
Fixed charges:
Interest expense	$309,512		$265,675		$17,291		$202,582		$217,823		$184,013		$174,682
Other interest	7,050		4,108		69		2,627		1,351		7,978		3,800
Portion of rentals representative of the interest factor	8,350		9,131		1,081		11,775		9,199		9,151		5,234
Total	$324,912		$278,914		$18,441		$216,984		$228,373		$201,142		$183,716
Earnings available for combined fixed charges	$412,917		$521,998		$39,775		$420,582		$471,666		$437,000		$402,746

Ratio of Earnings to Fixed Charges	1.27	x	1.87	x	2.16	x	1.94	x	2.07	x	2.17	x	2.19	x